Exhibit 10.1.2

THIS NOTE, AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE, HAVE NOT, AS OF THE DATE HEREOF, BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH PLEDGE, SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

$1,250,000	August 15, 2024

Biomotion Sciences and its successors and assigns (the “Maker”) promises to pay to the order of EarlyBirdCapital, Inc. (the “Payee”) the principal sum of one million two hundred fifty thousand and zero one-hundredths ($1,250,000) in lawful money of the United States of America, together with interest on the unpaid principal balance of this Note, on the terms and conditions described below, unless earlier converted pursuant to the terms and conditions set forth below.

1. Payment. The principal balance of this Note, together with all interest accrued thereon, shall be repayable on December 31, 2025 (the “Maturity Date”); provided however that Maker agrees to make mandatory prepayments on this Note (which shall first be applied to accrued interest and then to principal) from time to time in amounts equal to ten percent (10%) of the gross proceeds received by the Maker from any equity lines, forward purchase agreements or other equity financings consummated by Maker prior to the Maturity Date. Such prepayments shall be made directly to Payee at the closing of any such financing. Provided, further, that, Maker shall be entitled to prepay any additional part of all the principal and accrued interest, in one or more installments without penalty, prior to the Maturity Date.

2. Interest. Interest shall compound and accrue on the unpaid principal balance of this Note at an annual rate equal to six percent (6%) to, but excluding, the date on which the principal amount of, and all accrued interest on, this Note has been paid in full. If this Note is not repaid on or prior to the Maturity Date or such earlier date as to which the repayment obligation may be accelerated pursuant to Section 1 or 6, or converted in accordance with the terms hereof, the rate of interest applicable to the unpaid principal amount shall be adjusted to ten percent (15%) per annum from, and including, the Maturity Date (or such earlier date if the obligation to repay this Note is accelerated) to, but excluding, until the date of repayment; provided, that in no event shall the interest rate exceed the Maximum Rate (defined below). If it is determined that, under the laws relating to usury applicable to Maker or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by Maker in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest rate shall be lowered to the Maximum Rate.

3. Conversion. On the Maturity Date, the Payee may, in its sole and absolute discretion, convert all or part of the then outstanding principal and/or accrued interest of this Note into ordinary shares, par value $0.0001 per share, of the Maker (the “Conversion Shares”) at a per share conversion price equal to 95% of the volume weighted average price of an ordinary share of the Maker for the five trading days immediately prior to, but not including, the Maturity Date (the “Conversion Price”); provided, however, that the Maker shall not be required to issue, and the Payee may not elect to convert the principal and/or accrued interest of this Note into, an aggregate number of Conversion Shares that would exceed the maximum number of ordinary shares permitted by Section 5635 of the Nasdaq Stock Market Rules to be issued without a vote of the Maker’s shareholders (such maximum number of shares, the “Exchange Cap”), unless the Maker’s shareholders have approved the issuance of ordinary shares pursuant to this Note in excess of the Exchange Cap in accordance with the applicable rules of the Nasdaq Stock Market . The Payee shall provide the Maker with a written notice of the amount of the principal and/or accrued interest of this Note it wants to convert at least two business days prior to the Maturity Date (with any remaining principal and accrued interest to be paid in lawful money of the United States, by wire transfer, to the account of the Payee as designed by the Payee in the written notice of conversion). As promptly as practicable after the Maker’s receipt of such notice and the Payee’s surrender of the Note to the Maker, the Maker (at its expense) will issue to the Payee the Conversion Shares. The Maker agrees to promptly file a registration statement with the SEC covering the resale of the ordinary shares that may be issued upon conversion of the Note and use its best efforts to have such registration statement declared effective as soon thereafter as possible. In the event such registration statement is not declared effective by the SEC within 180 days from the date hereof, then an Event of Default shall have occurred.

4. Collection Costs; Application of Payments. In the event this Note is turned over to an attorney for collection, the Maker agrees to pay all reasonable costs of collection, including reasonable attorney’s fees and expenses and all out-of-pocket expenses incurred by the Payee in connection with such collection efforts. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any accrued, unpaid interest and finally to the reduction of the unpaid principal balance of this Note.

5. Events of Default. The following shall constitute events of default:

5.1 Failure to Make Required Payments. Failure by Maker to pay the principal of or accrued interest on this Note within five (5) business days following the date when due (either at the Maturity Date or the date of any mandatory prepayment).

5.2 Bankruptcy, Etc. The filing, as to the Maker, (i) of an involuntary petition which is not dismissed within sixty (60) consecutive days; or (ii) of a voluntary petition under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors or the Maker shall make a general assignment for the benefit of creditors.

5.3 Change of Control. The consummation of any transaction as a result of which the current equity holders of Maker own less than fifty percent (50%) of the equity interests of Maker after the transaction. For the avoidance of doubt, any initial Business Combination involving Moringa Acquisition Corp shall not constitute a change of control transaction within the meaning of this section.

5.4 Sale of Assets. The consummation of a transaction resulting in the sale of all or substantially all of the assets of Maker or by any Maker’s primary operating subsidiaries.

5.5 Registration Statement Effectiveness. Failure of the registration statement registering the shares underlying this Convertible Promissory Note being declared effective by the SEC within 180 days from the date hereof.

6. Remedies. Upon the occurrence of an Event of Default specified in Section 5, the unpaid principal balance of, all accrued, unpaid interest thereon, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7. Transfers. This Note, and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of the Maker, the holder of this Note, and their respective heirs, successors and assigns; provided, however, that the Maker may not transfer or assign its obligations hereunder, by operation of law or otherwise, without the consent of the Payee; and provided further that the Payee may not transfer or assign its rights hereunder, by operation of law of otherwise, except to an affiliate, a direct or indirect equity holder of the Payee or a successor to all or a substantial portion of the assets of the assets of the Payee, without the consent of the Maker. Notwithstanding anything else in this Note to the contrary, the right of any payee (or transferee) to receive principal or interest payments under this Note may be transferred only through the surrender of the current Note and reissuance of a new note by the Maker pursuant to the provisions of this paragraph.

8. No Rights as Shareholder. This Note does not entitle the Payee to any voting rights or other rights as a shareholder of the Maker except upon the conversion of this Note. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Payee, shall cause the Payee to be a shareholder of the Maker in respect of any of the Maker’s equity securities which would be issued in connection with any conversion of this Note. The Payee agrees that no past, present or future shareholder, director, officer or employee of the Maker shall have any personal liability under this Note for any claim based on, or in respect of, or by reason of, such obligations or their creation and the Payee waives and releases all such liability. The Payee recognizes and agrees that such waiver and release are part of the consideration for the issuance of the Note.

9. Waivers. Maker waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment.

10. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, or (iv) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Biomotion Sciences

250 Park Avenue, 7th Floor

New York, New York 10177

Attn: Ilan Levin

Email: ilan@moringaac.com

with copies to (which shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Telephone No.: +972-3-6103186

Attn: David Chertok

Jonathan M. Nathan

Elad Ziv

Email: dchertok@meitar.com; jonathann@meitar.com; eladz@meitar.com

and

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10022

Attn: Mark Selinger

Email: Mark.Selinger@gtlaw.com

If to Payee:

EarlyBirdCapital, Inc.

366 Madison Avenue

8th Floor

New York, New York 10017

Attn: Steven Levine

Email: slevine@ebcap.com

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iii) the date reflected on a signed delivery receipt, or (vi) two (2) business days following tender of delivery or dispatch by express mail or delivery service.

11. Governing Law. This Note will be deemed to have been made and delivered in New York City and will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to the principles of conflict of laws. The Maker hereby (i) agrees that any legal suit, action or proceeding arising out of or relating to this shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum for such suit, action or proceeding, (iii) waives trial by jury and (iv) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Maker further agrees to accept and acknowledge service or any and all process that may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York.

12. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the Maker hereby executes this Note on the day and year first above written.

Biomotion Sciences

By:	/s/ Ilan Levin
Name:	Ilan Levin
Title:	Director

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